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                                                                   Exhibit 3(a)
                                STATE OF DELAWARE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         CLAYTON HOMES OF DELAWARE, INC.


     1. The name of the Corporation is Clayton Homes of Delaware, Inc.

     2. The name of the registered agent and the address of the Corporation's registered office in the State of Delaware shall be: Delaware Corporate Management, 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899.

     3. The purpose for which the Corporation is organized, either directly or indirectly through subsidiaries, is: to take, purchase, exchange, lease, or otherwise acquire vehicles including but not limited to mobile homes, automobiles, trucks, motorcycles, trailers, and any interest or right therein; to hold, own, operate, control, maintain, manage, sell, and develop these interests, and to improve for purposes of sale, lease, or otherwise and to do and perform all things needful and lawful for their development for residence, trade, and business; to construct, maintain, alter, manage and control directly or through ownership of stock in any other corporation and through ownership or control of any and all kinds of buildings, stores, offices, warehouses, mills, shops, factories, machinery and plants, and any and all other structures and erections which may at any time be necessary, useful or advantageous for the purpose of this corporation; to manufacture, produce, purchase, lease, rent, repair, finance, or otherwise acquire, trade, sell, distribute, disburse, dispose of, import, export, service or in any manner to deal in and with, whether as principal or agent, vehicles of all types and descriptions, including but not limited to mobile homes, automobiles, trucks, motorcycles and trailers and all accessories and parts related thereto, and to offer, engage in, and make available all and every type of financing and insurance services, whether principal or agent as well as goods, wares, merchandise, furnishings, furniture, appliances, and services of any and every description, properties, securities, certificates of indebtedness, and materials and personal property of every kind and description, whether now known or hereafter to be discovered or invented, so long as such activity shall be lawful in the place in which it is performed; said corporation shall, in addition, have the power to purchase, sell, and otherwise deal in its own stock, to lend money to other corporations and individuals and to mortgage, encumber, and pledge any or all of the real or personal property or other assets of the corporation, to act as agent for any other corporation, partnership, or individual, and to carry on any lawful business purpose connected with these powers; to establish, own and conduct separate or branch establishments for all of its lawful business in places other than the principal office of the corporation in this State or elsewhere.

     4. The maximum number of shares which the Corporation shall have the authority to issue is:

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         (a)  TWO HUNDRED MILLION (200,000,000) shares of common stock, $.10 par value.

     5. The name and address of the Incorporator is Brett N. Blackwood, 623 Market Street, 8th Floor, Knoxville, Tennessee 37902.

     6. The powers of the Incorporator will terminate upon filing of this certificate.

     7. (a) The Corporation's Board of Directors shall be composed of the following directors until such time as their successors are elected: James L. Clayton, Joseph H. Stegmayer, B. Joe Clayton, C. Warren Neal, Dan W. Evins, James D. Cockman, Wallace C. Doud and Wilma H. Jordan.

         (b) The address for each of the Corporation's Directors is 623 Market Street, 8th Floor, Knoxville, Tennessee 37902.

     8. No shareholder shall be entitled to preemptive rights with respect to any shares of capital stock issued by the Corporation.

     9. (a) The Board of Directors may take, on written consent without a meeting, any action which it could take by means of a regularly called and held meeting, provided that such written consent sets forth the action so taken and is signed by all the directors.

         (b) The Board of Directors is expressly authorized to:

             (i)  Adopt, amend or repeal any of the Corporation's bylaws; and

             (ii) Distribute to the shareholders of the Corporation, out of its capital surplus, a portion of the Corporation's assets, in cash or property, without the vote of the shareholders.

     10. To the fullest extent permitted by the Delaware General Corporation Law as is currently effective or may hereafter be amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If after filing of this Certificate of Incorporation, the Delaware General Corporation Law is amended or a successor statute is enacted further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or any successor statute, as so amended from time to time. Any repeal or modification of this paragraph 10 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

     11. The duration of the Corporation is perpetual.

     12. The Corporation shall have all of the powers, privileges, and authorities, which are not contrary to the laws and constitution of the State of Delaware or the United States, which are


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necessary, incidental or required for the conduct, development, or establishment of the business, or the regulation, extension, dissolution, or termination of its affairs or existence.

     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming this corporation pursuant to the Delaware General Corporation Law, do hereby declare and certify that this is my act and that the facts stated are true and correct and facts be reinstated and accordingly have set forth my hand this 19th day of December, 1996.

                                                       Brett N. Blackwood
                                                       Incorporator